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FORM 4                                                 OMB APPROVAL
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[ ] Check this box if no longer             OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:           December 31, 2001
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).          hours per response............. 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1. Name and Address of Reporting Person*

   England             Kevin
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   (Last)             (First)          (Middle)

   5075 E. Cascade Road, Suite K
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   (Street)

   Grand Rapids,         MI             49546
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   (City)             (State)           (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   BestNet Communications Corp. (BESC.OB)
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3. IRS Or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   11/2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                          [ ] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [ ] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
Form 4 (continued)

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                TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1.Title of      2. Trans-                                           5. Amount of      6. Owner-
  Security         action  3. Trans-     4. Securities Acquired (A)    Securities        ship
  (Instr. 3)       Date       action        or Disposed of (D)         Beneficially      Form:      7. Nature of
                   (Month/    Code          (Instr. 3, 4 and 5)        Owned at          Direct        Indirect
                   Day/       (Instr. 8)    ----------------------     End of Month      (D) or        Beneficial
                   Year)      ----------             (A) or            (Instr. 3 and 4)  Indirect I)   Ownership
                              Code    V     Amount   (D)     Price                       (Instr. 4)    (Instr. 4)
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       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative           2. Conver-      3. Trans-      4. Transac-       5. Number of Derivative
   Security (Instr. 3)              sion or         action         tion              Securities Acquired
                                    Exercise        Date           Code              (A) or Disposed
                                    Price of        (Month/        (Instr. 8)        of (D)(Instr. 3,4, and 5)
                                    Derivative      Day/           -----------       -------------------------
                                    Security        Year)          Code      V             (A)         (D)
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Options                              $1.65          11/26/01        A                     15,000
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6. Date Exercisable                                           9. Number
   and Expiration     7. Title and Amount of                     of Derivative   10. Ownership
   Date (Month/          Underlying Securities                   ative               Form of
   Day/Year)             (Instr. 3 and 4)                        Securities          Derivative   11. Nature of
   ----------------     --------------------    8. Price of      Beneficially        Security:        Indirect
   Date     Expira-                Amount or       Derivative    Owned at            Direct (D)       Beneficial
   Exer-    tion                   Number of       Security      End of Month        or Indirect      Ownership
   cisable  Date        Title      Shares          (Instr.5)     (Instr. 4)          (I)(Instr.4)     (Instr.4)
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  11/25/02 11/26/2011 Common Stock  15,000            (1)         15,000                D
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
Explanation of Responses:

(1) These options were granted at fair market value on date of grant for service on the Company's Board of Directors.

                           /s/ Kevin England                       11/29/2001
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                           **Signature of Reporting Person            Date
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).